                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                            (AMENDMENT NO.___5__)(1)

                      InterNAP Network Services Corporation
      --------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $0.001 Per Share
      --------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45885A102
      --------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
      --------------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the Rule pursuant to which this
                               Schedule is filed:

     / /   Rule 13d-1(b)
     / /   Rule 13d-1(c)
     /X/   Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 45885A102                    13G                          Page 2 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Investment Partners VIII, Limited Partnership
     06-1522124

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.   Sole Voting Power
                         9,338,585 Shares of Common Stock

Number of           6.   Shared Voting Power
Shares                   Not applicable
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                9,338,585 Shares of Common Stock
Person With:
                    8.   Shared Dispositive Power
                         Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     9,338,585 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     5.8%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                          Page 3 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Associates VIII, LLC
     06-1523705

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   9,338,585 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8.   Shared Dispositive Power
                         9,338,585 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     9,338,585 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     5.8%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                          Page 4 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VIII Affiliates Fund, Limited Partnership
     06-1528836

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.   Sole Voting Power
                         219,605 Shares of Common Stock

Number of           6.   Shared Voting Power
Shares                   Not applicable
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                219,605 Shares of Common Stock
Person With:
                    8.   Shared Dispositive Power
                         Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     219,605 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     0.1%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                          Page 5 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak VIII Affiliates, LLC
     06-1531129

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   219,605 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8.   Shared Dispositive Power
                         219,605 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     219,605 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     0.1%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                          Page 6 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Investment Partners X, Limited Partnership
     06-1601019

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.   Sole Voting Power
                         14,586,478 Shares of Common Stock

Number of           6.   Shared Voting Power
Shares                   Not applicable
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                14,586,478 Shares of Common Stock
Person With:
                    8.   Shared Dispositive Power
                         Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     14,586,478 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     8.3%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                          Page 7 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Associates X, LLC
     06-1630661

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   14,586,478 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8.   Shared Dispositive Power
                         14,586,478 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     14,586,478 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     8.3%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                          Page 8 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak X Affiliates Fund, Limited Partnership
     06-162220

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.   Sole Voting Power
                         234,165 Shares of Common Stock

Number of           6.   Shared Voting Power
Shares                   Not applicable
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                234,165 Shares of Common Stock
Person With:
                    8.   Shared Dispositive Power
                         Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     234,165 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     0.1%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                          Page 9 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak X Affiliates, LLC
     06-1630662

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   234,165 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8.   Shared Dispositive Power
                         234,165 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     234,165 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     0.1%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                         Page 10 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Management Corporation
     06-0990851

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   24,378,833 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8 .  Shared Dispositive Power
                         24,378,833 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     24,378,833 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     CO

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                         Page 11 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Bandel L. Carano

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   24,378,833 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8.   Shared Dispositive Power
                         24,378,833 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     24,378,833 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                         Page 12 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Gerald R. Gallagher

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   9,558,190 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8.   Shared Dispositive Power
                         9,558,190 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     9,558,190 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     5.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                         Page 13 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Edward F. Glassmeyer

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   24,378,833 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8.   Shared Dispositive Power
                         24,378,833 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     24,378,833 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                         Page 14 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Fredric W. Harman

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.   Sole Voting Power
                         103,052

Number of           6.   Shared Voting Power
Shares                   24,378,833 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                103,052
Person With:
                    8.   Shared Dispositive Power
                         24,378,833 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     24,481,885 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     14.0%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                         Page 15 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Ann H. Lamont

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   24,378,833 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8.   Shared Dispositive Power
                         24,378,833 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     24,378,833 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     13.9%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 45885A102                    13G                         Page 16 of 28

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     David B. Walrod

2.   Check the Appropriate Box if a Member of a Group*                   (a) / /
                                                                         (b) /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                    5.   Sole Voting Power
                         Not applicable

Number of           6.   Shared Voting Power
Shares                   14,820,643 Shares of Common Stock
Beneficially
Owned by Each       7.   Sole Dispositive Power
Reporting                Not applicable
Person With:
                    8.   Shared Dispositive Power
                         14,820,643 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     14,820,643 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares*                                                                 / /

11.  Percent of Class Represented by Amount in Row (9)
     8.4%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G

                                Amendment No. 5*
                          Common Stock Par Value $0.001
                               CUSIP No. 45885A102

ITEM 1(a)      NAME OF ISSUER:
               InterNAP Network Services Corporation

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               601 Union Street, Suite 1000
               Seattle, Washington 98101

ITEM 2(a)      NAME OF PERSON FILING:

       Oak Investment Partners VIII, Limited Partnership
       Oak Associates VIII, LLC
       Oak VIII Affiliates Fund, Limited Partnership
       Oak VIII Affiliates, LLC
       Oak Investment Partners X, Limited Partnership
       Oak Associates X, LLC
       Oak X Affiliates Fund, Limited Partnership
       Oak X Affiliates, LLC
       Oak Management Corporation
       Bandel L. Carano
       Gerald R. Gallagher
       Edward F. Glassmeyer
       Fredric W. Harman
       Ann H. Lamont
       David B. Walrod

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

       c/o Oak Management Corporation
       One Gorham Island
       Westport, Connecticut  06880

ITEM 2(c)      CITIZENSHIP:

       Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

       Common stock, par value $0.001 per share.

ITEM 2(e)      CUSIP NUMBER: 45885A102

ITEM 3         Not applicable

ITEM 4         OWNERSHIP.

       The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 160,583,149 shares of Common Stock outstanding as of December 31, 2002, as reported in the Issuer's Amendment to the Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 2002, plus shares issuable upon conversion or exercise of options and warrants to acquire Common Stock and upon the conversion of Series A Preferred Stock as described in the following four paragraphs.

       Amounts shown as beneficially owned by each of Oak Investment Partners VIII, Limited Partnership ("Oak Investment VIII"), Oak Associates VIII, LLC, Oak Management Corporation ("Oak Management"), Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman and Ann H. Lamont include currently exercisable options to purchase 58,860 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment VIII.

       Amounts shown as beneficially owned by each of Oak VIII Affiliates Fund, Limited Partnership ("Oak Affiliates VIII") and Oak VIII Affiliates, LLC, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric
W. Harman and Ann H. Lamont include currently exercisable options to purchase 1,140 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Affiliates VIII.

       Amounts shown as beneficially owned by each of Oak Investment Partners X, Limited Partnership ("Oak Investment X") and Oak Associates X, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable warrants to purchase 2,917,296 shares of Common Stock held by Oak Investment X and (ii) the 11,669,182 shares of Common Stock into which the shares of Series A Preferred Stock held by Oak Investment X may be converted.

       Amounts shown as beneficially owned by each of Oak X Affiliates Fund, Limited Partnership ("Oak Affiliates X"), Oak X Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable warrants to purchase 46,833 shares of Common Stock held by Oak Affiliates X and (ii) the 187,332 shares of Common Stock into which the shares of Series A Preferred Stock held by Oak Affiliates X may be converted.

       Amounts shown as beneficially owned by Mr. Harman include 94,853 shares of Common Stock held by Mr. Harman and an aggregate of 8,199 shares of Common Stock held in trust for the benefit of Mr. Harman's three minor children. Mr. Harman disclaims beneficial ownership of the shares held in trust for his three minor children.

       By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

       Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

       Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

       Not applicable

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

       Not applicable

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.

       Not applicable

ITEM 10        CERTIFICATIONS.

       Not applicable

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

       Dated: February 7, 2003

Entities:

Oak Investment Partners VIII, Limited Partnership
Oak Associates VIII, LLC
Oak VIII Affiliates Fund, Limited Partnership
Oak VIII Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation


                                          By:    /s/ Edward F. Glassmeyer
                                              ----------------------------------
                                                  Edward F. Glassmeyer, as
                                                  General Partner or
                                                  Managing Member or as
                                                  Attorney-in-fact for the
                                                  above-listed entities

Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod


                                          By:    /s/ Edward F. Glassmeyer
                                              ----------------------------------
                                                  Edward F. Glassmeyer,
                                                  Individually and as
                                                  Attorney-in-fact for the
                                                  above-listed individuals

                                INDEX TO EXHIBITS

                                                                            Page
                                                                            ----
EXHIBIT A     Agreement of Reporting Persons                                  22

EXHIBIT B     Power of Attorney                                               23